August 22, 2008

Mr. Xiangqian Li
Chairman and Chief Executive Officer
China BAK Battery, Inc.
BAK Industrial Park, No. 1 BAK Street
Kuichong Town, Longgang District
Shenzhen, 518119
People's Republic of China

Re: Engagement Letter

Dear Mr. Li:

Reference is made to the engagement letter, dated August 6, 2008 (the "Engagement Letter"), between China BAK Battery, Inc. ("you" or "CBAK") and Brean Murray, Carret & Co., LLC ("we" or "BMC"). This letter will serve as our agreement that the first paragraph of the Engagement Letter is hereby amended to reflect a term of three months from the date of the Engagement Letter. Further, Section II of the Engagement Letter is hereby amended to add the following sentence as the penultimate sentence of the first paragraph of Section II:

> "For the avoidance of doubt, the parties hereby agree that the Company shall pay to BMC 5.0% of any exercise price received from investors for the exercise of warrants issued in any offering during the Engagement Period."

The Engagement Letter remains in full force and effect, amended to the extent specified in this letter. This letter and the Engagement Letter (as amended hereby) collectively contain the entire agreement between the parties relating to the subject matter of the Engagement Letter.

Very truly yours,

BREAN MURRAY, CARRET & CO., LLC

By: ______________________
Name: John Klotzke
Title: Managing Director

Confirmed and accepted as of
this 27th day of August, 2008:

CHINA BAK BATTERY, INC.

By: ______________________
Name: Tony Shen
Title: Chief Financial Officer and Secretary

NY:1196677.1